Exhibit 99.1

MBIA Inc. Reports First Quarter 2016 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--May 9, 2016--MBIA Inc. (NYSE:MBI) (the Company) today reported Combined Operating Income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $16 million for the three months ended March 31, 2016 compared with Combined Operating Income of $34 million in the same period of 2015. The decline in Combined Operating Income for the three months ended March 31, 2016 was primarily the result of a decrease in net premiums earned and an increase in losses and loss adjustment expenses (LAE).

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) increased to $31.74 as of March 31, 2016 from $29.69 as of December 31, 2015. The increase in ABV per share was driven primarily by a decrease in common shares outstanding resulting from share repurchases. The Company repurchased 15 million of its common shares during the first quarter of 2016.

Operating Income and ABV per share provide investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of ABV per share to book value per share, and Operating Income to net income, calculated in accordance with GAAP, are attached.

Consolidated GAAP net loss was $78 million, or $(0.58) per diluted share, for the first quarter of 2016 compared with consolidated net income of $69 million, or $0.37 per diluted share, in the same period of 2015. The unfavorable comparison was primarily due to foreign exchange related losses on financial instruments and mark-to-market losses on insured derivatives.

Amount (in millions)
GAAP Net Loss: First Quarter 2016	($78)
Quarter-over-Quarter Changes:
Net gains (losses) on financial instruments at fair value and foreign exchange	($99)
Net change in fair value of insured derivatives	($56)
All other (after-tax)	$8
GAAP Net Income: First Quarter 2015	$69

Statements from Company Representative

“National’s new business platform continues to expand,” said Bill Fallon, MBIA’s Chief Operating Officer. “We are making steady headway with our expanded new business team despite the ongoing challenging business environment for our industry.” Mr. Fallon added, “We continue to strive for appropriate resolutions for our Puerto Rico credits but progress remains slow as the debates rage as to the appropriate course of action for U.S. Congress to implement. We are also continuing with our financial progress with another quarter of operating income. The GAAP net loss for the quarter was driven by two large fair value items, as shown in the above table. MBIA Inc.’s liquidity position remains among our highest priorities, and we expect that continuing payments from National will satisfy MBIA Inc.’s future liquidity needs. Of note, our first quarter share repurchases drove an increase of $2.05 of our Adjusted Book Value for the quarter continuing our efforts to increase shareholder value as our new business efforts ramp up.”

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is conducted through its subsidiary, National Public Finance Guarantee Corporation (National).

The U.S. Public Finance Insurance segment recorded GAAP net income of $41 million for the first quarter of 2016 versus $57 million for the first quarter of 2015. The decline in GAAP net income was primarily due to a decline in premiums earned and an unfavorable variance of $15 million for losses and LAE.

The U.S. Public Finance Insurance segment recorded $37 million of Operating Income in the first quarter of 2016 compared with $56 million of Operating Income in the same period of 2015. The decline in Operating Income was also primarily due to a decline in premiums earned and an unfavorable variance of $15 million for losses and LAE.

Total net premiums earned in the U.S. Public Finance Insurance segment were $58 million in the first quarter of 2016, down 32 percent from $85 million of total premiums earned in the same period of 2015. Premiums earned from refunded transactions decreased 36 percent and scheduled premiums earned declined by 26 percent. The decline in scheduled premiums earned resulted from portfolio amortization and high refunding volume over the last year.

National wrote $158 million gross par amount of new insurance during the first quarter of 2016, equal to the amount written during the fourth quarter of 2015 and up from $38 million in the first quarter of 2015. Gross premiums written during the first quarter of 2016 were $1.3 million, which was also the same as the fourth quarter of 2015 and up from $195 thousand in the first quarter of 2015.

Net investment income for the U.S. Public Finance Insurance segment was $31 million in the first quarter of 2016, 7 percent higher than the first quarter of 2015. The increase was primarily due to a higher average investment yield, partially offset by lower average investment balances, driven by tax payments and a dividend payment to MBIA Inc. in the fourth quarter of 2015.

The U.S. Public Finance Insurance segment recorded loss and LAE of $9 million in the first quarter of 2016 compared to a benefit of $6 million in the first quarter of 2015. The unfavorable comparison in losses and LAE was primarily due to the increase in loss reserves for certain Puerto Rico credits in the first quarter of 2016.

The amortization of deferred acquisition costs totaled $12 million in the first quarter of 2016 compared with $18 million in the same period of 2015. The decrease in the amortization of deferred acquisition costs corresponds to lower premiums earned.

National’s operating expenses were $15 million in the first quarter of 2016, down 6 percent from the $16 million in the same period of 2015, notwithstanding increases in National’s headcount to expand and enhance new business production capabilities.

National had statutory capital of $3.4 billion and claims-paying resources totaling $4.7 billion as of March 31, 2016. National’s insured portfolio declined by $11 billion during the quarter, ending the quarter with $150 billion of gross par outstanding.

Corporate

The corporate segment is responsible for general corporate activities, including managing the holding company’s balance sheet and expense base, providing support services to MBIA’s other operating businesses and other business development activities. Shared support services are provided by MBIA Services Corporation on a fee-for-service basis.

The corporate segment recorded a GAAP net loss of $84 million in the first quarter of 2016 versus net income of $15 million in the first quarter of 2015. The adverse variance was primarily due to a $116 million unfavorable change in net gains (losses) on financial instruments at fair value and foreign exchange that was primarily due to adverse changes from foreign exchange.

The corporate segment recorded an Operating Loss of $21 million in the first quarter of 2016 compared with an Operating Loss of $22 million in the same period of 2015.

As of March 31, 2016, MBIA Inc. held cash and liquid assets of $371 million, excluding $218 million of assets in its tax escrow account. During the first quarter of 2016, $105 million was released to MBIA Inc. from the tax escrow account in accordance with the Company’s tax sharing agreement.

The Company’s consolidated net operating loss carryforward for income tax purposes as of March 31, 2016 was approximately $2.7 billion.

During the first quarter of 2016, the Company repurchased 15 million of its common shares at an average price of $6.30 per share. The Company has not repurchased any additional shares since February 25, 2016. As of May 5, 2016, there was $100 million of remaining authorized capacity under the Company’s current share repurchase program.

International and Structured Finance Insurance Results

The international and structured finance insurance business is conducted primarily through MBIA Corp. and includes the results of MBIA Insurance Corporation, the New York-regulated insurer on a stand-alone basis, and its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Company does not measure Operating Income for this segment. The international and structured finance insurance segment’s contribution to consolidated GAAP net loss was a net loss of $31 million in the first quarter of 2016, compared with a net loss of $2 million in the same period of 2015. The higher net loss was driven by a $56 million unfavorable variance related to the net change in fair value on insured derivatives.

MBIA Corp.’s statutory net loss for the first quarter of 2016 was $55 million compared to statutory net income of $3 million for the first quarter of 2015. The unfavorable variance was driven by a $42 million increase in losses and LAE incurred. The statutory capital of MBIA Insurance Corporation as of March 31, 2016 was $844 million and claims-paying resources totaled $2.4 billion.

As of March 31, 2016, the liquidity position of MBIA Insurance Corporation (excluding its subsidiaries and branches) totaled $278 million consisting of cash and invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, May 10, 2016 at 8:00 AM (EDT) to discuss its first quarter financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 91611568. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on May 10 until 11:59 p.m. on May 24 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 91611568. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (“ABV”), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value by removing the GAAP book value amounts for items that are not expected to impact shareholder value and to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Combined Operating Income: The sum of Operating Income of the U.S. public finance insurance (National) and corporate segments net of eliminations. See “Operating Income” definition.

Operating Income/Loss: Operating Income/Loss is a useful measurement of performance because it measures income/loss from the Company’s core operating segments, unaffected by investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Operating Income/Loss also excludes net income/loss of the Company’s non-core operating segments. The Company’s non-core segment includes the activities of its international and structured finance insurance segment. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items noted above. Operating Income/loss is disclosed on an after-tax basis and adjustments to net income/loss are typically tax-effected at 35% unless a specific adjustment, or component thereof, is not taxable. Operating Income/Loss as defined by the Company does not include all revenues and expenses required by GAAP. Operating Income/Loss is not a substitute for and should not be viewed in isolation from GAAP net income/loss.

Operating Income/Loss per share represents that amount of Operating Income/Loss allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	March 31, 2016	December 31, 2015
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,120 and $5,155)	$5,210	$5,145
Investments carried at fair value	164	177
Investments pledged as collateral, at fair value (amortized cost $216 and $322)	191	291
Short-term investments held as available-for-sale, at fair value (amortized cost $931 and $720)	931	721
Other investments (includes investments at fair value of $6 and $13)	10	16
Total investments	6,506	6,350

Cash and cash equivalents	285	464
Premiums receivable	747	792
Deferred acquisition costs	158	168
Insurance loss recoverable	409	577
Deferred income taxes, net	939	951
Other assets	143	156
Assets of consolidated variable interest entities:
Cash	47	58
Investments held-to-maturity, at amortized cost (fair value $525 and $2,401)	890	2,689
Fixed-maturity securities at fair value	848	932
Loans receivable at fair value	1,368	1,292
Loan repurchase commitments	399	396
Other assets	12	11
Total assets	$12,751	$14,836

Liabilities and Equity
Liabilities:
Unearned premium revenue	$1,510	$1,591
Loss and loss adjustment expense reserves	525	516
Long-term debt	1,919	1,889
Medium-term notes (includes financial instruments carried at fair value of $165 and $161)	1,048	1,016
Investment agreements	452	462
Derivative liabilities	358	314
Other liabilities	170	211
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,204 and $2,362)	3,094	5,051
Derivative liabilities	36	45
Total liabilities	9,112	11,095

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--283,390,167 and 281,833,618	283	282
Additional paid-in capital	3,147	3,138
Retained earnings	2,960	3,038
Accumulated other comprehensive income (loss), net of tax of $15 and $51	5	(61)
Treasury stock, at cost--146,112,863 and 130,303,241 shares	(2,768)	(2,668)
Total shareholders' equity of MBIA Inc.	3,627	3,729
Preferred stock of subsidiary	12	12
Total equity	3,639	3,741
Total liabilities and equity	$12,751	$14,836

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2016	2015

Revenues:
Premiums earned:
Scheduled premiums earned	$45	$55
Refunding premiums earned	30	46
Premiums earned (net of ceded premiums of $2 and $4)	75	101
Net investment income	39	37
Fees and reimbursements	1	1
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	(14)	(9)
Unrealized gains (losses) on insured derivatives	(14)	37
Net change in fair value of insured derivatives	(28)	28
Net gains (losses) on financial instruments at fair value and foreign exchange	(69)	30
Investment losses related to other-than-temporary impairments	(1)	-
Net gains (losses) on extinguishment of debt	2	-
Other net realized gains (losses)	(1)	20
Revenues of consolidated variable interest entities:
Net investment income	15	12
Net gains (losses) on financial instruments at fair value and foreign exchange	(1)	(10)
Total revenues	32	219

Expenses:
Losses and loss adjustment	22	(6)
Amortization of deferred acquisition costs	10	13
Operating	35	35
Interest	50	50
Expenses of consolidated variable interest entities:
Operating	4	4
Interest	12	10
Total expenses	133	106
Income (loss) before income taxes	(101)	113
Provision (benefit) for income taxes	(23)	44
Net income (loss)	$(78)	$69

Net income (loss) per common share:
Basic	$(0.58)	$0.37
Diluted	$(0.58)	$0.37

Weighted average number of common shares outstanding:
Basic	135,814,835	181,735,876
Diluted	135,814,835	182,736,415

COMBINED
OPERATING INCOME (LOSS) RECONCILIATION(5)
(In millions except share and per share amounts)

	Three Months Ended March 31,
	2016				2015
Net income (loss) and net income (loss) per diluted common share	$	(78)	$(0.58)		$	69	$0.37
Less: net income (loss) of the international and structured finance insurance segment, including eliminations		(35)	(0.26)			(3)	(0.02)
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)		(35)	(0.26)			(17)	(0.09)
Foreign exchange gains (losses)(1)		(18)	(0.13)			42	0.23
Net gains (losses) on sales of investments(1)		4	0.03			-	-
Net investment losses related to other-than-temporary impairments		(1)	(0.01)			-	-
Net gains (losses) on extinguishment of debt		1	0.01			-	-
Other net realized gains (losses)(2)		(1)	(0.01)			13	0.07
Foreign tax credit adjustment(3)		(9)	(0.07)			-	-
Operating income (loss) and operating income (loss) per diluted common share	$	16	$0.12		$	34	$0.18

Weighted average diluted shares		136,445,319		(4)		182,736,415

U.S. PUBLIC FINANCE INSURANCE (NATIONAL)
OPERATING INCOME (LOSS) RECONCILIATION(5)
(In millions)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$41	$57
Less: after-tax adjustments:
Net gains (losses) on sales of investments(1)	4	1
Operating income (loss)	$37	$56

CORPORATE
OPERATING INCOME (LOSS) RECONCILIATION(5)
(In millions)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(84)	$15
Less: after-tax adjustments:
Mark-to-market gains (losses) on financial instruments(1)	(35)	(17)
Foreign exchange gains (losses)(1)	(18)	42
Net gains (losses) on sales of investments(1)	-	(1)
Net investment losses related to other-than-temporary impairments	(1)	-
Net gains (losses) on extinguishment of debt	1	-
Other net realized gains (losses)(2)	(1)	13
Foreign tax credit adjustment(3)	(9)	-
Operating income (loss)	$(21)	$(22)

(1)

Gross amounts are reported within "Net gains (losses) on financial instruments at fair value and foreign exchange" and the corresponding tax effects are reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.

(2)	Relates to the after-tax impact from the sale of Cutwater.
(3)	Reported within "Provision (benefit) for income taxes" on the Company's consolidated statements of operations.
(4)	Includes GAAP diluted weighted average number of common shares of 135,814,835 and the dilutive effect of common stock equivalents of 630,484 shares.
(5)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share: (3)

	As of March 31, 2016	As of December 31, 2015

Reported Book Value per Share	$26.42	$24.61

Reverse book value of international and structured finance insurance segment (after-tax) (1)	2.18	1.61
Reverse net unrealized (gains) losses included in other comprehensive income (loss) (after-tax)	(0.26)	0.20
Add net unearned premium revenue (after-tax) (2)	3.40	3.27
Adjusted Book Value per Share	$31.74	$29.69

(1)	The book value for the international and structured finance insurance segment does not provide significant economic or shareholder value to MBIA Inc. Amounts are net of any deferred taxes available to MBIA Inc.
(2)	Consists of financial guarantee premiums, net of deferred acquisition costs. The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts.
(3)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	March 31, 2016	December 31, 2015
Policyholders' surplus	$2,550	$2,478
Contingency reserves	879	910
Statutory capital	3,429	3,388

Unearned premium reserve	982	1,042
Present value of installment premiums (1)	197	197
Premium resources (2)	1,179	1,239

Net loss and loss adjustment expense reserves (1)	1	(30)
Salvage reserves	101	102
Gross loss and loss adjustment expense reserves	102	72
Total claims-paying resources	$4,710	$4,699

Net debt service outstanding	$242,156	$259,436

Capital ratio (3)	71:1	77:1

Claims-paying ratio (4)	56:1	61:1

MBIA Insurance Corporation (5)
	March 31, 2016	December 31, 2015
Policyholders’ surplus	$571	$609
Contingency reserves	273	276
Statutory capital	844	885

Unearned premium reserve	356	356
Present value of installment premiums (6) (8)	496	520
Premium resources (2)	852	876

Net loss and loss adjustment expense reserves (6)	(289)	(332)
Salvage reserves (7)	972	994
Gross loss and loss adjustment expense reserves	683	662
Total claims-paying resources	$2,379	$2,423

Net debt service outstanding	$53,544	$57,682

Capital ratio (3)	63:1	65:1

Claims-paying ratio (4)	26:1	27:1

(1)	Calculated using a discount rate of 3.04% as of March 31, 2016 and December 31, 2015.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)	Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present
	value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.
(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	Calculated using a discount rate of 5.18% as of March 31, 2016 and December 31, 2015.
(7)	This amount primarily consists of expected recoveries related to the Company's excess spread and put-backs.
(8)	Based on the Company's estimate of the remaining life for its insured exposures.

CONTACT:
MBIA Inc.
Greg Diamond, 914-765-3190
Investor and Media Relations
greg.diamond@mbia.com